                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                 HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

[HARMAN INTERNATIONAL LOGO]
                                                    HARMAN INTERNATIONAL
                                                  INDUSTRIES, INCORPORATED
                                              1101 Pennsylvania Avenue, N.W.,
                                                         Suite 1010
                                                   Washington, D.C. 20004

                                                     September 27, 2002

Dear Harman International Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Harman International, to be held on Friday, November 8, 2002 beginning at 11:00 a.m. at the JPMorganChase Building, 270 Park Avenue, New York, New York. Information about the meeting, the nominees for director and other actions to be taken at the meeting is presented in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

     In addition to presenting formal items of business at the meeting, management will report on the Company's operations during fiscal year 2002 and comment on our outlook for the current fiscal year. The report will be followed by a question and answer period.

     It is important that your shares be represented at the meeting. To ensure representation of your shares, please sign, date and return the enclosed proxy card promptly.

     We look forward to seeing you on November 8th.

                                         Sincerely,

                                         /s/ Sidney Harman

                                         Sidney Harman
                                         Executive Chairman

[HARMAN INTERNATIONAL LOGO]
                          HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 8, 2002

                            ------------------------

     The 2002 Annual Meeting of Stockholders of Harman International Industries, Incorporated (the "Company") will be held at the JPMorganChase Building, 270 Park Avenue, New York, New York, on November 8, 2002 beginning at 11:00 a.m. The meeting will be held for the following purposes:

        (1) to elect two directors, each to serve until the 2005 Annual Meeting of Stockholders;

        (2) to consider and take action upon a proposal to approve the Company's 2002 Key Executive Officers Bonus Plan;

        (3) to consider and take action upon a proposal to approve the Company's 2002 Stock Option and Incentive Plan; and

        (4) to transact other business that properly comes before the meeting.

     Stockholders of record as of the close of business on September 9, 2002 are entitled to notice of, and to vote at, the meeting.

     If you plan to attend the meeting and will need special assistance or accommodation due to a disability, please describe your needs on the enclosed proxy card. Also enclosed is the Company's Annual Report for fiscal year 2002.

                                            By Order of the Board of Directors,

                                            /s/ Frank Meredith

                                            Frank Meredith
                                            Secretary

Washington, D.C.
September 27, 2002

                                   IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE BY SIGNING,
   DATING AND RETURNING THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE USING THE
                       ENCLOSED POSTAGE PREPAID ENVELOPE.

                 HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
                         1101 PENNSYLVANIA AVENUE, N.W.
                                   SUITE 1010
                             WASHINGTON, D.C. 20004

                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement provides information in connection with the solicitation of proxies by the Board of Directors (the "Board") of Harman International Industries, Incorporated (the "Company") for use at the 2002 Annual Meeting of Stockholders or any postponement or adjournment thereof (the "Meeting"). This Proxy Statement also provides information you will need in order to consider and to act upon the matters specified in the accompanying Notice of Annual Meeting. This Proxy Statement and the enclosed proxy card were first sent or given to stockholders on or about September 27, 2002.

     Holders of record of the Company's common stock ("Common Stock") as of the close of business on September 9, 2002 are entitled to vote at the Meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held. On September 9, 2002, there were 32,460,230 shares of Common Stock outstanding.

     You cannot vote your shares of Common Stock unless you are present at the Meeting or you have previously given your proxy. You may revoke your proxy at any time prior to the vote at the Meeting by (a) delivering a written notice revoking your proxy to the Company's Vice President -- Financial Operations at the above address, (b) delivering a new proxy bearing a date after the date of the proxy being revoked, or (c) voting in person at the Meeting.

     All properly executed proxies, unless revoked or superceded in accordance with the preceding instructions, will be voted at the Meeting in accordance with your directions on the proxy. With respect to the election of directors, stockholders voting by proxy may vote for both nominees, withhold their vote for both nominees, or withhold their vote as to a specific nominee. With respect to each other proposal, stockholders voting by proxy may vote for, against, or abstain. If a properly executed proxy gives no specific instructions for the matters to be acted upon at the Meeting, the shares of Common Stock represented by the proxy will be voted as follows:

     - FOR election of two nominees for director to serve until the 2005 Annual Meeting;

     - FOR approval of the 2002 Key Executive Officers Bonus Plan; and

     - FOR approval of the 2002 Stock Option and Incentive Plan.

     A majority of the outstanding shares of Common Stock must be present, in person or by proxy, to constitute a quorum at the Meeting. Abstentions and broker non-votes will be included in determining the number of shares of Common Stock present or represented at the Meeting for purposes of determining whether a quorum exists. Abstentions with respect to any proposal brought to a vote at the Meeting will have the same effect as a vote against such proposal. Broker non-votes are treated as shares of Common Stock not present for the purposes of the vote with respect to a specific proposal and therefore will have no effect on the outcome of the vote on any proposal.

     The Company will pay the cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting and the enclosed proxy card. The Company has hired Mellon Investor Services to solicit proxies for the Meeting. The Company anticipates that the fees of Mellon Investor Services will be approximately $10,500. The Company will pay all fees and expenses of Mellon Investor Services and will reimburse Mellon Investor Services for its out-of-pocket expenses. Additionally, employees of the Company may solicit proxies personally and by telephone. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expense in so doing.

                             ELECTION OF DIRECTORS
                           (ITEM 1 ON THE PROXY CARD)

     At the Meeting, two directors will be elected to serve a three-year term expiring at the 2005 Annual Meeting. This section contains information relating to the two nominees for director and the directors whose terms of office extend beyond the Meeting. The nominees for election are Sidney Harman and Shirley Mount Hufstedler. The Board expects that both nominees will be available for election at the time of the Meeting. If, for any reason, a nominee should become unavailable for election, the shares of Common Stock voted FOR that nominee by proxy will be voted for a substitute nominee designated by the Board, unless the Board reduces the number of directors.

     The nominees for director will be elected by the affirmative vote of a plurality of the shares of Common Stock actually voted in person or by proxy at the Meeting.

           THE BOARD RECOMMENDS A VOTE FOR ELECTION OF BOTH NOMINEES.

NOMINEES TO BE ELECTED AT THE MEETING

     SIDNEY HARMAN, age 84, has been Executive Chairman of the Board since July 2000 and has served as Chairman of the Board and as a director of the Company since the Company's founding in 1980. Dr. Harman also served as Chief Executive Officer of the Company from 1980 to 1998. Dr. Harman served as Deputy Secretary of Commerce of the United States from 1977 through 1978.

     SHIRLEY MOUNT HUFSTEDLER, age 77, has been a director of the Company since September 1986. Ms. Hufstedler has been in private law practice for the past 20 years. Since 1995, she has been with the law firm of Morrison & Foerster LLP. From 1981 to 1995, Ms. Hufstedler was with the firm of Hufstedler & Kaus. She served as Secretary of Education of the United States from 1979 to 1981, and as a judge on the United States Court of Appeals for the Ninth Circuit from 1968 to 1979. Ms. Hufstedler serves as Director Emeritus of Hewlett-Packard Company.

DIRECTORS WHOSE TERMS EXTEND BEYOND THE MEETING

     BERNARD A. GIROD, age 60 has been Vice Chairman of the Board since July 2000, Chief Executive Officer of the Company since 1998 and a director of the Company since 1993. Mr. Girod also served as President of the Company from 1994 to 1998, Chief Operating Officer of the Company from 1993 to 1998, Secretary of the Company from 1992 to 1998 and Chief Financial Officer of the Company from 1986 to 1995 and from 1996 to 1997. His current term as a director expires at the 2004 Annual Meeting.

     ANN MCLAUGHLIN KOROLOGOS, age 60, has been a director of the Company since 1995. She served as Secretary of Labor of the United States from 1987 until 1989. Ms. Korologos is a director of AMR Corporation (and its subsidiary, American Airlines), Fannie Mae, Host Marriott Corporation, Kellogg Company, Microsoft Corporation, and Vulcan Materials Company. She is a Senior Advisor to Benedetto, Gartland & Company, Inc., Chairman Emeritus of the Aspen Institute, and a member of the Board of Overseers of the Wharton School of the University of Pennsylvania. Her current term as a director expires at the 2004 Annual Meeting.

     EDWARD H. MEYER, age 75, has been a director of the Company since 1990. Mr. Meyer has been the Chairman, Chief Executive Officer and President of Grey Global Group, Inc., New

York, New York since 1970. Mr. Meyer also serves as a director of Ethan Allen Interiors, Inc. His current term as a director expires at the 2003 Annual Meeting.

     GREGORY P. STAPLETON, age 56, has been President of the Company since July 2000, Chief Operating Officer of the Company since 1998 and a director of the Company since 1997. Mr. Stapleton also served as President of the Company's OEM Group from 1987 to 1998. His current term as a director expires at the 2003 Annual Meeting.

     STANLEY A. WEISS, age 75, has been a director of the Company since 1997. From 1991 to 1997, Mr. Weiss served as Chairman of American Premier, Inc., a private mining, refractories, chemicals and mineral processing company. Prior to that he was Chairman and President of American Minerals. Mr. Weiss is also the founder and Chairman of Business Executives for National Security Inc. His current term as a director expires at the 2003 Annual Meeting.

                                APPROVAL OF THE
                     2002 KEY EXECUTIVE OFFICERS BONUS PLAN
                           (ITEM 2 ON THE PROXY CARD)

     The Board believes that the Company's ability to attract and retain key executives is significantly strengthened by its ability to offer an incentive bonus plan. In November 1999, the stockholders approved the Company's Key Executive Officers Incentive Plan ("1999 Executive Plan"), which expires on November 9, 2002. In September 2002 the Board approved the Company's 2002 Key Executive Officers Bonus Plan ("2002 Executive Plan") to replace the 1999 Executive Plan. The Board adopted the 2002 Executive Plan upon the recommendation of the Compensation and Option Committee ("Compensation Committee"), subject to stockholder approval.

     You are being asked to approve the 2002 Executive Plan, but you should read and understand the terms of the 2002 Executive Plan before you vote. A summary of the 2002 Executive Plan appears below and the full text of the 2002 Executive Plan is attached to this Proxy Statement as Exhibit A. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Meeting will be required to approve the 2002 Executive Plan.

      THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE 2002 EXECUTIVE PLAN.

2002 EXECUTIVE PLAN SUMMARY

     This summary of the 2002 Executive Plan does not purport to be exhaustive and is expressly qualified in its entirety by reference to the full text of the 2002 Executive Plan, which is attached to this Proxy Statement as Exhibit A.

     ADMINISTRATION. The 2002 Executive Plan will be administered by a committee with full authority to interpret and oversee the operation of the 2002 Executive Plan. The plan committee will be the Compensation Committee or any other committee appointed by the Board. The plan committee will in any event be comprised of not fewer than two of the Company's directors, each of whom qualifies as an "outside director" for purposes of Section 162(m) of the Internal Revenue Code and the applicable Treasury regulations.

     ELIGIBILITY. Each of the Company's Executive Chairman, Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer will be eligible to receive an award under the 2002 Executive Plan. In addition, the plan committee may designate any other executive officer of the Company to be eligible to receive awards under the 2002 Executive Plan. Currently, there are four individuals who could be designated as eligible to receive awards under the 2002 Executive Plan.

     GOALS AND AWARDS. No later than September 28 of each fiscal year, the plan committee will meet to establish a return on shareholder equity goal for the fiscal year and the maximum cash award payable to each plan participant if that goal is met. Cash awards paid under the 2002 Executive Plan to a plan participant shall not exceed $2,000,000 during any fiscal year.

     After the end of each fiscal year, the plan committee will meet to determine whether the return on shareholder equity goal for the fiscal year was met. If the goal was met, the plan committee will establish the amount of the cash award to be paid to each plan participant, exercising discretion only to decrease the award amount.

     CHANGE IN CONTROL. In the event of a change in control of the Company, each plan participant shall be entitled to the award amount for that fiscal year without proration or any other reduction, provided that he or she is employed by the Company at the time of the change in control or, if the plan participant is no longer employed by the Company, the plan participant's employment is terminated after commencement of discussions that resulted in a change of control of the Company but within 180 days prior to the change in control.

     TERM. If the stockholders approve the 2002 Executive Plan, it will become effective as of July 1, 2002 and shall remain effective until five years after the date approved by the stockholders.

     TAX DEDUCTIBILITY OF AWARDS. The Company intends for awards made under the 2002 Executive Plan to constitute "performance-based" compensation as defined in
Section 162(m) of the Internal Revenue Code. Section 162(m) generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to a corporation's top executives, but does not include performance-based compensation in determining whether the $1,000,000 threshold has been exceeded.

2002 EXECUTIVE PLAN BENEFITS

     Under the 2002 Executive Plan, the plan committee will establish a return on shareholder equity goal at the beginning of each fiscal year and the maximum amount of a cash award that is payable to each plan participant if the goal is met. At the end of each fiscal year, the plan committee will determine whether the goal was met and, if so, the amount of the cash award to be paid to each plan participant. Therefore, the dollar value of awards under the 2002 Executive Plan that will be received by or allocated to any person or group, or in the aggregate, is not determinable.

              APPROVAL OF THE 2002 STOCK OPTION AND INCENTIVE PLAN
                           (ITEM 3 ON THE PROXY CARD)

     The Board believes that equity-based compensation programs are an important element of the Company's continued financial and operational success. The Company's 1992 Incentive Plan will expire on November 9, 2002 and no awards will be issued under that plan after the Meeting. In September 2002 the Board approved the Company's 2002 Stock Option and Incentive Plan ("2002 Incentive Plan") to replace the 1992 Incentive Plan. The Board approved the 2002 Incentive Plan upon the recommendation of the Compensation Committee, subject to stockholder approval. As a result, if the Company's stockholders approve the 2002 Incentive Plan, it will become the Company's only equity-based compensation plan.

     You are being asked to approve the 2002 Incentive Plan, but you should read and understand the terms of the 2002 Incentive Plan before you vote. A summary of the 2002 Incentive Plan appears below and the full text of the 2002 Incentive Plan is attached to this Proxy Statement as Exhibit B. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Meeting will be required to approve the 2002 Incentive Plan.

      THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE 2002 INCENTIVE PLAN.

2002 INCENTIVE PLAN SUMMARY

     This summary of the 2002 Incentive Plan does not purport to be exhaustive and is expressly qualified in its entirety by reference to the full text of the 2002 Incentive Plan, which is attached to this Proxy Statement as Exhibit B.

     ADMINISTRATION. The 2002 Incentive Plan will be administered by one or more committees of the Board, as determined by the Board, and shall have the authority delegated to it by the Board from time to time.

     AVAILABLE SHARES; LIMITATIONS ON AWARDS. Subject to adjustments described below, no more than 3,000,000 shares of Common Stock may be issued in the aggregate under the 2002 Incentive Plan. If awards are granted under the 2002 Incentive Plan and subsequently expire or are forfeited to the Company, the shares of Common Stock underlying those awards will not be available for reissuance. No more than 3,000,000 shares of Common Stock may be issued upon the exercise of incentive stock options granted under the 2002 Incentive Plan. No plan participant may be awarded more than 300,000 options and appreciation rights, in the aggregate, under the 2002 Incentive Plan during any calendar year. No more than 300,000 shares of Common Stock may be issued as non-option awards denominated in shares of Common Stock under the plan, and no participant may receive non-option awards of more than 25,000 shares during any calendar year. No plan participant may receive performance units in any calendar year having an aggregate maximum value as of their grant dates in excess of $2,000,000.

     ELIGIBILITY. The plan committee may designate any officer, director or key employee of the Company, or any of its subsidiaries, or any other person who has agreed to serve in such capacity within 90 days of the date of a grant, to receive awards under the 2002 Incentive Plan; provided that non-officer directors are only eligible to receive awards of options as described below. Currently, the Company has eight executive officers and four non-officer directors who could be designated as eligible to participate in the 2002 Incentive Plan. A total of approximately 250 persons could be designated as eligible to participate in the 2002 Incentive Plan.

     OPTION RIGHTS. Plan participants may receive options to purchase shares of Common Stock for an exercise price fixed on the date of the grant. The exercise price may not be less than the fair market value of the Common Stock on the date of the grant. Grants of option rights under the 2002 Incentive Plan may be incentive stock options or non-qualified stock options. An incentive stock option is an option that is intended to qualify as an "incentive stock option" under Section 422 of the Internal Revenue Code. A plan participant may pay the exercise price of an option in cash, by check, or by the transfer of shares of unrestricted Common Stock owned for a period of time acceptable to the plan committee and having a value at the time of exercise equal to the exercise price, by any other consideration the plan committee may deem appropriate, or by a combination thereof. The plan committee shall determine the vesting schedule and requirements for continuous service associated with each grant of options and may provide for earlier vesting under specified circumstances. The vesting or exercise of option rights may be subject to the optionee or the Company achieving management objectives. No options shall be exercisable more than 10 years after the date of grant.

     AWARDS OF OPTION RIGHTS TO NON-OFFICER DIRECTORS. Under the 2002 Incentive Plan, each person who becomes a non-officer director will, on the date such person first becomes a non-officer director, receive a grant of options to purchase 3,000 shares of Common Stock. After the 2003 Annual Meeting of the Stockholders, and annually thereafter, each person serving as a non-officer director will receive a grant of options to purchase an additional 3,000 shares of Common Stock. At that time, each person serving as a non-officer director who was a non-officer director during the preceding fiscal year will also receive options to purchase either 750 or 1,500 shares of Common Stock, if the Company achieved targeted levels of return on consolidated equity for the most recently ended fiscal year. The options included in each grant will (a) have an exercise price equal to the market value of the Common Stock on the date of the grant,
(b) become exercisable at a rate of 20% on each anniversary of the date of the grant, until fully vested, (c) become fully exercisable upon a change in control of the Company, and (d) expire no later than the tenth anniversary of the date of the grant. If the term of service of the non-officer director ends, other than by reason of death or disability, he or she may exercise outstanding options only with respect to the options that were exercisable on the date of termination and the options will expire 90 days after termination or on the stated expiration date, whichever occurs first. In the event of death or disability, the outstanding options held by a non-officer director may be exercised at any time within one year after his or her death or disability, but in no event after the stated expiration date. Finally, non-officer directors may pay the exercise price for an option right in the same manner as any other holder of option rights granted under the 2002 Incentive Plan.

     APPRECIATION RIGHTS. Plan participants may also receive stock appreciation rights, which may be "free-standing" or "tandem." A free-standing stock appreciation right allows the plan participant to receive the increase, if any, in the fair market value of the number of shares of Common Stock underlying the award during the life of the award. A tandem stock appreciation right is granted in connection with an option to purchase Common Stock and allows the participant to receive the spread, if any, between the fair market value of the Common Stock and the exercise price of the underlying option. The plan committee may specify that any amount payable upon the exercise of a stock appreciation right may be paid by the Company to the plan participant in cash, Common Stock or any combination thereof. In addition, awards of stock appreciation rights may be subject to other restrictions, including:

     - a maximum amount payable;

     - a waiting period prior to exercise;

     - the payment of dividend equivalents on a current, deferred or contingent basis;

     - the satisfaction of certain management objectives prior to exercise; and

     - exercisability only upon the occurrence of a change in control of the Company.

     RESTRICTED SHARES. Plan participants may be awarded shares of Common Stock that are not transferable and are subject to forfeiture until certain restrictions are removed or conditions are satisfied. Removal of restrictions may be contingent on the achievement by the recipient or the Company of specific management objectives. The 2002 Incentive Plan provides that in connection with any grant of restricted shares of Common Stock, the period during which those shares will be subject to forfeiture will be a minimum of three years.

     PERFORMANCE UNITS. Plan participants may receive performance units that will become payable upon the achievement of specified management objectives during a "performance period." The length of the performance period will be specified at the time the grant is made, but will not be less than three years. In addition, performance units may be subject to earlier lapse or other modification in the event of a change in control of the Company.

     MANAGEMENT OBJECTIVES. As stated above, awards of performance units will be, and other awards may be, made subject to certain management objectives. These objectives may be based on Company-wide objectives or objectives that are related to the performance of an individual participant, a subsidiary, a division, a department, a region or a function within the Company or its subsidiaries. The objectives will be based on specified levels of, or growth in, one or more of the following areas:

     - cash flow/net assets ratio;

     - return on total capital or assets;

     - return on consolidated stockholders' equity;

     - earnings or earnings per share;

     - revenue;

     - cash flow; and/or

     - share price or total return to stockholders.

     If the plan committee determines that a change in the business, operations, corporate or capital structure of the Company, the manner in which the Company conducts its business, or other events or circumstances render the management objectives unsuitable, the plan committee may, in its discretion, modify the management objectives or the related minimum acceptable level of achievement, in whole or in part, as it deems appropriate and equitable, unless such action would result in the loss of the otherwise available exemption of the award under
Section 162(m) of the Internal Revenue Code.

     TERM. The 2002 Incentive Plan will become effective as of September 24, 2002, subject to approval by the stockholders. No grants of any kind may be made under the 2002 Incentive Plan after November 8, 2012. All awards made under the 2002 Incentive Plan that remain outstanding subsequent to November 8, 2012 shall continue to be governed by the terms of the 2002 Incentive Plan.

     PROHIBITION ON REPRICINGS. The plan committee may not lower the exercise price of outstanding option rights without the approval of the Company's stockholders.

     TRANSFERABILITY. Unless otherwise approved by the plan committee, options, appreciation rights or other derivative securities granted under the 2002 Incentive Plan may not be transferred other than by will or the laws of descent and distribution.

     ADJUSTMENTS. The maximum number of shares of Common Stock which may be awarded under the 2002 Incentive Plan, and the number of shares and price per share applicable to any outstanding award, are subject to adjustment in the event of stock dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations or other reorganizations of the Company.

     AMENDMENTS. The plan committee may amend the 2002 Incentive Plan at any time without the consent of stockholders, unless consent is required by law or the applicable rules of each securities exchange upon which the Common Stock is traded.

MARKET VALUE OF UNDERLYING SECURITIES OF THE 2002 INCENTIVE PLAN

     Common Stock underlies all of the options and rights to be awarded under the 2002 Incentive Plan. The market value of the Common Stock at the close of trading on September 24, 2002 was $48.23 per share.

FEDERAL INCOME TAX CONSEQUENCES OF THE 2002 INCENTIVE PLAN

     The following is a summary of certain federal income tax consequences relating to awards under the 2002 Incentive Plan, based on federal income tax laws currently in effect. This summary is not intended to and does not describe all of the possible tax consequences that could result from the acquisition, holding, exercise or disposition of an option right or shares of Common Stock purchased or granted pursuant to, or any other award granted under, the 2002 Incentive Plan and does not describe any state, local or foreign tax consequences.

TAX CONSEQUENCES TO PARTICIPANTS

     INCENTIVE STOCK OPTIONS. A plan participant will not recognize income upon the grant of an option intended to be an incentive stock option. Furthermore, a plan participant will not recognize ordinary income upon the exercise of an incentive stock option if he or she satisfies certain employment and holding period requirements although the exercise may be subject to alternative minimum tax. To satisfy the employment requirement, a plan participant must exercise the option not later than three months after he or she ceases to be an employee of the Company and its subsidiaries (one year if he or she is disabled). To satisfy the holding period requirement, a plan participant must hold the shares acquired upon exercise of the incentive stock option for more than two years from the grant of the option and more than one year after the shares are transferred to him or her. If these requirements are satisfied, the plan participant will be taxed on the difference between his or her basis in the shares and the net proceeds of the sale at capital gain rates on the sale of the shares.

     If a plan participant disposes of shares of Common Stock acquired upon the exercise of an incentive stock option without satisfying the holding period requirement, the plan participant will usually recognize ordinary income at the time of disposition equal to the amount of the difference between the fair market value of the stock on the date the option is exercised and the exercise price of the option.

     NON-QUALIFIED STOCK OPTIONS. In general, a plan participant will not recognize income at the time an option is granted. At the time of exercise of the option, he or she will recognize ordinary income if the shares are not subject to a substantial risk of forfeiture (as defined in Section 83 of the Internal Revenue Code). The amount of such income will be equal to the difference between the option exercise price and the fair market value of the shares of Common Stock on the date of exercise. At the time of the sale of the shares of Common Stock acquired pursuant to the exercise of an option, appreciation in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain, and depreciation in value will be treated as short-term or long-term capital loss, depending on how long the shares have been held. Long-term capital gains may be eligible for reduced rates if the participant has satisfied applicable holding period requirements.

     APPRECIATION RIGHTS. A plan participant will not recognize income upon the grant of a stock appreciation right. In general, a participant will recognize ordinary income at the time he or she receives payment on a stock appreciation right in the amount of the payment.

     RESTRICTED SHARES. In general, a plan participant will not recognize ordinary income upon receipt of restricted shares. The plan participant will recognize ordinary income when the shares are transferable by the plan participant or are no longer subject to a substantial risk of forfeiture, whichever occurs first. At such time, the plan participant will recognize ordinary income in an amount equal to the current fair market value of the shares. A plan participant may, however, elect to recognize ordinary income when the restricted shares are granted in an amount equal to the fair market value of the shares at that time, determined without regard to the restrictions. Any appreciation in the value of the shares after the date the shares become transferable or are no longer subject to substantial risk of forfeiture, or after the participant has made the election referred to in the preceding sentence, if applicable, will be treated as either short-term or long-term capital gain, and any depreciation in value will be treated as either short-term or long-term capital loss, depending upon how long the shares have been held.

     PERFORMANCE UNITS. A plan participant will not recognize income upon the grant of performance units. In general, a plan participant will recognize ordinary income at the time he or she receives payment with respect to performance units in the amount of the payment.

     TAX CONSEQUENCES TO THE COMPANY. To the extent that a plan participant recognizes ordinary income as described above, the Company, or its subsidiary for which the plan participant performs services, will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1,000,000 limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code.

2002 INCENTIVE PLAN BENEFITS

     If the stockholders approve the 2002 Incentive Plan, there will be at least one annual grant of options to purchase 3,000 shares of Common Stock under the 2002 Incentive Plan to each non-officer director, commencing with the 2003 Annual Meeting. However, beyond this known grant and subsequent fixed grants to non-officer directors, the plan committee will determine in its discretion and from time to time the amount of option rights, stock appreciation rights, restricted shares or performance units that will be awarded to plan participants, as well as any applicable conditions. Therefore, the dollar value and number of units comprising plan awards that will be received by or allocated to any person or group, or in the aggregate, are not determinable.

                      EQUITY COMPENSATION PLAN INFORMATION

     As of the end of fiscal year 2002, the Company's 1987 Stock Option Plan and the 1992 Incentive Plan were the only compensation plans under which securities of the Company were authorized for issuance. These Plans, including amendments to the 1992 Incentive Plan, were approved by the Company's stockholders. The following table provides information as of June 30, 2002:

                             NUMBER OF SECURITIES   WEIGHTED-AVERAGE     NUMBER OF SECURITIES
                              TO BE ISSUED UPON     EXERCISE PRICE OF   REMAINING AVAILABLE FOR
                                 EXERCISE OF           OUTSTANDING       FUTURE ISSUANCE UNDER
                             OUTSTANDING OPTIONS,   OPTIONS, WARRANTS       EXISTING EQUITY
       PLAN CATEGORY         WARRANTS AND RIGHTS       AND RIGHTS       COMPENSATION PLANS (1)
       -------------         --------------------   -----------------   -----------------------
Equity compensation plans
  approved by security
  holders..................       3,925,700              $23.04                1,742,310
Equity compensation plans
  not approved by security
  holders..................               0                   0                        0
     Total.................       3,925,700              $23.04                1,742,310

---------------

(1) Represents 1,742,310 shares of Common Stock that were available for future issuance under the 1992 Incentive Plan. Under the 1992 Incentive Plan, awards of restricted shares of Common Stock also may be granted, subject to the aggregate limit of shares of Common Stock permitted to be issued under that plan. No further options or other awards may be made under the 1987 Stock Option Plan or, after November 9, 2002 under the 1992 Incentive Plan.

                 THE BOARD, ITS COMMITTEES AND ITS COMPENSATION

BOARD AND COMMITTEES

     The Board held five meetings during fiscal year 2002. The Board currently has three standing committees: the Executive Committee, the Audit Committee and the Compensation Committee. Since the Company does not currently have a nominating committee, the full Board nominates candidates for director.

     Shirley Hufstedler has been a member of the Board, Chairwoman of the Audit Committee and a member of the Compensation Committee for many years; and she has performed her duties diligently in all these roles. On August 7, 2001 Ms. Hufstedler was not able to participate when the other directors and committee members conducted telephonic meetings of the Board and of these two committees. The Executive Chairman reviewed with Ms. Hufstedler in advance of the telephonic meetings the substance of what would be discussed and Ms. Hufstedler authorized the Executive Chairman to describe her views to the Board and to the committees. Shortly after the conclusion of the telephonic meetings, the Executive Chairman reviewed with Ms. Hufstedler the discussions at the meetings and the action taken; and Ms. Hufstedler was in agreement with all action taken. Ms. Hufstedler was unable to attend the one-hour meeting which occurred immediately prior to the November 5, 2001 Annual Meeting of Stockholders. Prior to the meeting, the Executive Chairman reviewed with Ms. Hufstedler the agenda for the meeting; he communicated her comments to the Board at the meeting; and he reported to Ms. Hufstedler after the meeting. In fiscal year 2002, Ms. Hufstedler attended the six other meetings of the Board and committees on which she served. Historically, Ms. Hufstedler's attendance record at Board and committee meetings has been excellent--100% in both fiscal years 2000 and 2001.

     The Executive Committee, consisting of Dr. Harman and Messrs. Girod and Stapleton, held four meetings during fiscal year 2002. The Executive Committee has been delegated the powers and authority of the Board in the management of the business affairs of the Company when the full Board is not in session, except for powers and authority not permitted to be delegated to it under the Company's Restated and Amended Certificate of Incorporation or By-Laws.

     The Audit Committee, consisting of Ms. Hufstedler, Mr. Meyer, Ms. Korologos and Mr. Weiss, held two formal meetings during fiscal year 2002. In addition, the Audit Committee met with management and representatives of the Company's independent auditors four additional times in fiscal year 2002 prior to the issuance of the Company's earnings each fiscal quarter. The Audit Committee, together with the Company's management, internal auditors and independent auditors, reviews the financial reports and other financial information provided by the Company to governmental bodies or to the public. The Audit Committee monitors the Company's financial reporting process and internal control system and recommends independent auditors for the Board's approval. A report of the Audit Committee appears later in this Proxy Statement. The Board has adopted a written Audit Committee Charter, a copy of which is available upon request to the Secretary of the Company.

     The Compensation Committee, consisting of Ms. Hufstedler and Mr. Weiss, held three meetings during fiscal year 2002. The Compensation Committee establishes compensation levels each year for the Company's executive officers, and reviews these matters with the Executive Chairman and the Chief Executive Officer. The Board has delegated to the Compensation Committee authority to decide certain matters relating to the Company's retirement plans, as well as awards made under the 1999 Executive Plan and the 1992 Incentive Plan. If the stockholders approve the 2002 Executive Plan and the 2002 Incentive Plan, the Board expects to delegate authority to the Compensation Committee to decide matters relating to the amount and terms of awards under, and the administration of, those plans.

DIRECTOR COMPENSATION

     Non-officer directors receive an annual fee of $40,000, plus $1,500 for each committee meeting attended on a day other than the day of a Board meeting. The Company does not pay fees to directors who are officers of the Company or its subsidiaries. The Company reimburses all directors for expenses incurred in attending Board and committee meetings.

     The 1992 Incentive Plan provides that each non-officer director who served during the prior fiscal year and continues to serve on the Board will receive after each Annual Meeting an option to purchase 3,000 shares of Common Stock. Each non-officer director is also eligible for an additional option to purchase 750 shares of Common Stock if the Company achieves a return on consolidated equity for the prior fiscal year of at least 9% but less than 13%, or an additional option to purchase 1,500 shares of Common Stock if the Company achieves a return on consolidated equity of 13% or more. The exercise price of the options is the fair market value of the shares of Common Stock on the date of the grant. Each option vests at a rate of 20% per year and expires 10 years after the date of grant. Effective at the time of the Meeting, each non-officer director will receive an option to purchase 4,500 shares of Common Stock under the 1992 Incentive Plan, including options to purchase 1,500 shares of Common Stock granted as a result of the Company achieving certain return on consolidated equity goals. No option rights will be granted to non-officer directors under the 1992 Incentive Plan after November 9, 2002, but outstanding option rights granted under the 1992 Incentive Plan will continue to be governed by the terms of the 1992 Incentive Plan.

     If the stockholders approve the 2002 Incentive Plan at the Meeting, each non-officer director will be eligible to receive option grants on the same terms as the 1992 Incentive Plan. A summary of the 2002 Incentive Plan appears in this Proxy Statement under the caption "Approval of the 2002 Stock Option and Incentive Plan" and the complete text of the 2002 Incentive Plan is attached to this Proxy Statement as Exhibit B.

                      REPORT OF THE COMPENSATION COMMITTEE

COMPENSATION COMMITTEE

     The Compensation Committee implements the Company's executive compensation program pursuant to authority delegated by the Board. As part of its responsibilities, the Compensation Committee establishes the compensation of the Company's executive officers and administers the Company's stock incentive plans and bonus plans for executive officers. The Compensation Committee is comprised of Ms. Hufstedler and Mr. Weiss, neither of whom is an officer or employee of the Company.

EXECUTIVE COMPENSATION PROGRAM

     The Company's long-term success is dependent in part on attracting and retaining people who have demonstrated superior skill and experience, and incentivize them by rewarding outstanding individual performance. The key elements of the Company's executive compensation program are (a) base salaries determined in light of competitive pay analysis and the executive's performance during the prior fiscal year; (b) cash bonus awards tied to either targeted returns on shareholder equity or to Company and individual performance during the prior fiscal year; and (c) grants of stock options and other equity awards to align the interests of management with those of the stockholders.

     SALARY. Base salaries are established in light of both competitive pay data and performance reviews. The Company's competitive pay structure is built by reference to market data. Company and individual performance is reviewed at the end of each fiscal year.

     In July 2001, the Compensation Committee reviewed the Company's results of operations for fiscal year 2001 and competitive pay practices data. Some of the data were obtained from surveys furnished by outside compensation consulting firms of compensation practices among companies in the electrical and electronics industries, and companies similar in size to the Company. The survey group differs from the comparison group used in the Company's stock performance graph, appearing later in this Proxy Statement under the caption "Stock Price Performance Graph," because the Compensation Committee believes that the survey group offers more reliable information on compensation practices and better represents competitors for executive officer candidates. Consistent with the Company's past practice, the Compensation Committee sought to establish base salaries for fiscal year 2002 at the 50th-75th percentile of base salaries for the survey group of companies.

     BONUS. For fiscal year 2002, the Company awarded cash bonuses under the 1999 Executive Plan to its executive officers because the Company achieved the targeted return on shareholder equity for fiscal year 2002 set by the Compensation Committee. Cash bonus awards under the 1999 Executive Plan are intended to constitute "performance-based compensation" for tax purposes.

     If the stockholders approve the 2002 Executive Plan, cash bonus awards may be made if specific returns on shareholder equity, set by the Compensation Committee for a given fiscal year, are achieved. Amounts awarded under the 2002 Executive Plan are intended to constitute qualified "performance-based compensation" for tax purposes.

     EQUITY BASED COMPENSATION. The Company's stock option program is designed to align the interests of the Company's executive officers and key employees with those of the stockholders. The Executive Chairman makes recommendations to the Compensation Committee based upon an assessment of each executive officer's and key employee's performance and a need for further long-term performance incentives. If the 2002 Incentive Plan is approved by the stockholders, participants may receive option rights, stock appreciation rights, restricted shares or performance units under its terms. The Compensation Committee believes that equity-based incentives for key executive officers and key employees are in the best interests of the Company.

FISCAL YEAR 2002 COMPENSATION FOR THE EXECUTIVE CHAIRMAN AND THE CHIEF EXECUTIVE OFFICER

     SALARY. During fiscal year 2002, Dr. Harman was paid a base salary of $941,667, and Mr. Girod was paid a base salary of $891,667. These salaries were based on their leadership in creating the proper corporate environment and structure for accelerated growth in sales, earnings and share value, and overall results during fiscal year 2001. These salaries were also based on competitive pay practices data reviewed by the Compensation Committee in July 2001.

     BONUS. The Company made cash bonus awards of $950,000 to Dr. Harman and $900,000 to Mr. Girod for fiscal year 2002 under the 1999 Executive Plan because the Company achieved the targeted return on shareholder equity for fiscal year 2002 set by the Compensation Committee.

     EQUITY BASED COMPENSATION. In August 2001, the Compensation Committee granted to each of Dr. Harman and Mr. Girod options to purchase 75,000 shares of Common Stock at an exercise price of $36.89 per share, the market value of the Common Stock on the date of the grant.

STATUS OF REPORT

     This report shall not be deemed to be "soliciting material," or to be "filed" with the Securities and Exchange Commission ("Commission") or subject to Regulation 14A promulgated by the Commission or Section 18 of the Securities Exchange Act of 1934, as amended.

     This report is submitted by the members of the Compensation Committee.

                                          Shirley Mount Hufstedler
                                          Stanley A. Weiss

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

     The following table discloses compensation received by the Company's Executive Chairman, the Chief Executive Officer and the other three most highly paid executive officers for the last three fiscal years.

                                                       ANNUAL COMPENSATION               LONG-TERM COMPENSATION
                                              -------------------------------------   -----------------------------
                                                                                        OPTIONS
                                     FISCAL                          OTHER ANNUAL       GRANTED        ALL OTHER
    NAME AND PRINCIPAL POSITION       YEAR     SALARY     BONUS     COMPENSATION(1)   (SHARES)(2)   COMPENSATION(3)
    ---------------------------      ------   --------   --------   ---------------   -----------   ---------------
Sidney Harman                         2002    $941,667   $950,000      $145,976          75,000         $13,600
  Executive Chairman of the           2001     891,667    500,000        62,356         100,000          13,750
  Board                               2000     850,000    750,000            --         100,000          12,000

Bernard A. Girod                      2002     891,667    900,000            --          75,000          13,600
  Vice Chairman of the Board          2001     833,333    500,000            --         100,000          13,750
  and Chief Executive Officer         2000     725,000    750,000            --         100,000          12,000

Gregory P. Stapleton                  2002     791,667    800,000            --          75,000          13,600
  President and                       2001     729,167    500,000            --         100,000          13,750
  Chief Operating Officer             2000     604,166    750,000            --         100,000          12,000

Frank Meredith                        2002     591,667    600,000            --          75,000          13,600
  Executive Vice President and        2001     533,333    300,000            --         100,000          13,750
  Chief Financial Officer             2000     433,333    450,000            --         100,000          12,000

William S. Palin(4)                   2002     285,008    107,247            --               0          28,501
  Vice President -- Controller        2001     263,619     63,689            --          10,000          25,394
                                      2000     260,722     91,038            --          15,000          25,378

------------

(1) For Dr. Harman in fiscal year 2002, includes $76,735 relating to the use of leased aircraft as authorized by the Board and $37,171 relating to the use of Company-owned vehicles and, in fiscal year 2001, includes $32,188 relating to the use of Company-owned vehicles. Perquisites and other personal benefits received by the Company's other executive officers identified above in fiscal years 2002, 2001, and 2000 are not included in the Summary Compensation Table because the aggregate amount of such compensation, if any, did not meet disclosure thresholds established under the Commission's regulations.

(2) Share amounts reflect a two-for-one stock split effective as of August 28, 2000 (the "Stock Split").

(3) For Dr. Harman and Messrs. Girod, Stapleton and Meredith, the amounts shown for fiscal year 2002 include Company contributions to the Company's Retirement Savings Plan. For Mr. Palin, the amounts shown for fiscal year 2002 represent Company contributions to his personal pension scheme, a defined contribution plan established under the laws of the United Kingdom.

(4) Mr. Palin's salary and contributions to his personal pension scheme were paid in British Pounds Sterling but shown as U.S. Dollars using average exchange rates for the periods covered. Mr. Palin's bonus awards are paid in British Pounds Sterling and shown in U.S. Dollars based upon the exchange rate in effect on the date the bonus payment was made.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows grants of stock options during fiscal year 2002, under the 1992 Incentive Plan, to each of the named executive officers.

                                          PERCENT OF
                                         TOTAL OPTIONS
                            NUMBER OF     GRANTED TO                                        GRANT DATE
                             OPTIONS     EMPLOYEES IN      PER SHARE                         PRESENT
           NAME             GRANTED(1)    FISCAL YEAR    EXERCISE PRICE   EXPIRATION DATE    VALUE(2)
           ----             ----------   -------------   --------------   ---------------   ----------
Sidney Harman.............    75,000          24%            $36.89           8/7/2011      $1,533,900
Bernard A. Girod..........    75,000          24%             36.89           8/7/2011       1,533,900
Gregory P. Stapleton......    75,000          24%             36.89           8/7/2011       1,533,900
Frank Meredith............    75,000          24%             36.89           8/7/2011       1,533,900
William S. Palin..........         0          N/A               N/A                N/A             N/A

---------------
(1) Represents stock options granted on August 7, 2001. The exercise price was the market value of the Common Stock on the date of grant. Commencing one year from the date of grant, the options vest annually at a rate of 20%.

(2) Based on the Black-Scholes option price model, which requires assumptions to be made about the future changes in the price of the Company's Common Stock. The Company used the following assumptions to estimate the Grant Date Present Value: an estimated dividend yield of $0.10 per share; an estimated risk-free interest rate of 4.0%; an estimated volatility of 60%; and an option term of 5.4 years representing the estimated period from time of vesting until exercise of the options. There is no assurance that the actual value realized by an executive officer will equal the amount estimated based upon the Black-Scholes option pricing model.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     For each of the named executive officers, the following table shows stock options exercised during fiscal year 2002 and the value of unexercised options as of June 30, 2002.

                       NUMBER                        NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                      OF SHARES                        OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS AT
                      ACQUIRED      VALUE                  YEAR-END                 FISCAL YEAR-END(2)
                         ON        REALIZED       ---------------------------   ---------------------------
        NAME          EXERCISE       (1)          EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----          ---------   ----------      -----------   -------------   -----------   -------------
Sidney Harman.......   147,000    $5,330,150       1,057,500       215,000      $34,444,237    $3,992,000
Bernard A. Girod....    12,188       194,058(3)      194,582       231,000        5,321,096     4,448,500
Gregory P.
  Stapleton.........    12,494       270,437(3)      200,906       231,000        5,479,693     4,448,500
Frank Meredith......    11,232       175,859(3)       75,768       219,000        1,893,256     4,106,125
William S. Palin....         0             0          36,300        23,000        1,017,225       593,175

---------------

(1) Based on the difference between the market price of the Common Stock on the date of exercise of the relevant option exercise price.

(2) Based on the difference between $49.25 (the closing price of the Common Stock on June 28, 2002, the last trading day prior to the 2002 fiscal year end), and the exercise price of the options.

(3) See the information under the caption "Option Repurchases" in this Proxy Statement.

DEFERRED COMPENSATION PLAN

     The Company's Deferred Compensation Plan provides supplemental retirement benefits for executive officers designated by the Deferred Compensation Plan's administrative committee. The members of the administrative committee are appointed by the Board. Prior to the beginning of each fiscal year, each participant may elect to defer up to 100% of his or her annual base salary and bonus on a pre-tax basis to a deferral account. These amounts are always fully vested, subject to a 10% penalty on any unscheduled withdrawals. The Company may decide to make contributions on a pre-tax basis to a plan participant's account, subject to a vesting schedule. In the event of a change in control of the Company, any unvested amounts vest immediately and the Company indemnifies the plan participant for any expense incurred in enforcing his or her rights under the Deferred Compensation Plan.

     Plan participants specify that portion of their accounts to be deemed invested in designated benchmark funds. The Company credits earnings to the accounts based on the rate of return of the designated funds. Upon retirement or termination of employment other than due to death, plan participants may receive their account balances in the form of a lump-sum payment or in annual installments. In the event of death prior to the commencement of benefits or during payment of installments, the balances in a plan participant's vested accounts as of the date of death are payable to the plan participant's beneficiaries.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Company's Supplemental Executive Retirement Plan ("Supplemental Plan") provides supplemental retirement, termination and death benefits to key executive officers designated by the Board. Dr. Harman and Messrs. Girod, Stapleton and Meredith have been designated as Supplemental Plan participants. As of August 1, 2002, Mr. Palin was not designated as a participant in the Supplemental Plan. Dr. Harman has 22 years, Mr. Girod 15 years, Mr. Stapleton 14 years and Mr. Meredith 17 years of service credited under the Supplemental Plan. All Supplemental Plan benefits are subject to deductions for Social Security and federal, state and local taxes.

     RETIREMENT BENEFIT. Retirement benefits are based on the average of the participant's highest cash compensation (base salary and bonus) during any five consecutive years of employment by the Company ("Average Cash Compensation"). A participant retiring at age 65 or older receives an annual retirement benefit equal to 3 1/3% of Average Cash Compensation per year of service up to a maximum of 50%. If a participant's employment is terminated within three years after a change in control of the Company, the participant vests with maximum retirement benefits regardless of age or years of service and the Company indemnifies the participant for any expense incurred in enforcing the participant's rights in the retirement benefit under the Supplemental Plan. Unless another form of payment is approved by the administrative committee for the Supplemental Plan, benefits are payable monthly in the form of a life annuity. If the participant dies prior to receiving 10 years of benefits, they are paid to the participant's beneficiary for the remainder of that period.

     The following table sets forth the annual retirement benefits that would be received under the Supplemental Plan at the specified Average Cash Compensation levels after the specified years of service:

                               YEARS OF SERVICE
               -------------------------------------------------
REMUNERATION      3         6         9        12         15
------------   -------   -------   -------   -------   ---------
   800,000      80,000   160,000   240,000   320,000     400,000
   900,000      90,000   180,000   270,000   360,000     450,000
 1,000,000     100,000   200,000   300,000   400,000     500,000
 1,100,000     110,000   220,000   330,000   440,000     550,000
 1,200,000     120,000   240,000   360,000   480,000     600,000
 1,300,000     130,000   260,000   390,000   520,000     650,000
 1,400,000     140,000   280,000   420,000   560,000     700,000
 1,500,000     150,000   300,000   450,000   600,000     750,000
 1,600,000     160,000   320,000   480,000   640,000     800,000
 1,700,000     170,000   340,000   510,000   680,000     850,000
 1,800,000     180,000   360,000   540,000   720,000     900,000
 1,900,000     190,000   380,000   570,000   760,000     950,000
 2,000,000     200,000   400,000   600,000   800,000   1,000,000
 2,100,000     210,000   420,000   630,000   840,000   1,050,000
 2,200,000     220,000   440,000   660,000   880,000   1,100,000

     TERMINATION BENEFIT. A participant who retires or whose employment is terminated prior to age 65 with at least 15 years of service, and who is not otherwise entitled to benefits under the Supplemental Plan, is entitled to an annual termination benefit equal to 30% of Average Cash Compensation, increased by 4% for each year of service over 15 years, up to a maximum of 50%. The benefit commences upon the later of termination of the participant's employment, other than due to death, or the participant reaching age 55. Termination benefits are payable in the same manner as retirement benefits.

     In June 2000, the Compensation Committee modified the termination benefits for Messrs. Girod and Stapleton. Effective September 24, 1999, Mr. Girod vested in an annual termination benefit equal to 26% of Average Cash Compensation, increased by 2% per year for the following two years of service and by 4% per year of service thereafter, up to a maximum of 50%. Mr. Stapleton vested in an annual termination benefit equal to 24% of Average Cash Compensation, increased by 2% per year for the following three years of service and by 4% per year of service thereafter, up to a maximum of 50%.

     The following table sets forth the annual termination benefits that would be received under the Supplemental Plan at the specified Average Cash Compensation levels after the specified years of service:

                                               YEARS OF SERVICE
               ---------------------------------------------------------------------------------
REMUNERATION     13        14        15        16        17        18         19          20
------------   -------   -------   -------   -------   -------   -------   ---------   ---------
   800,000     208,000   224,000   240,000   272,000   304,000   336,000     368,000     400,000
   900,000     234,000   252,000   270,000   306,000   342,000   378,000     414,000     450,000
 1,000,000     260,000   280,000   300,000   340,000   380,000   420,000     460,000     500,000
 1,100,000     286,000   308,000   330,000   374,000   418,000   462,000     506,000     550,000
 1,200,000     312,000   336,000   360,000   408,000   456,000   504,000     552,000     600,000
 1,300,000     338,000   364,000   390,000   442,000   494,000   546,000     598,000     650,000
 1,400,000     364,000   392,000   420,000   476,000   532,000   588,000     644,000     700,000
 1,500,000     390,000   420,000   450,000   510,000   570,000   630,000     690,000     750,000
 1,600,000     416,000   448,000   480,000   544,000   608,000   672,000     736,000     800,000
 1,700,000     442,000   476,000   510,000   578,000   646,000   714,000     782,000     850,000
 1,800,000     468,000   504,000   540,000   612,000   684,000   756,000     828,000     900,000
 1,900,000     494,000   532,000   570,000   646,000   722,000   798,000     874,000     950,000
 2,000,000     520,000   560,000   600,000   680,000   760,000   840,000     920,000   1,000,000
 2,100,000     546,000   588,000   630,000   714,000   798,000   882,000     966,000   1,050,000
 2,200,000     572,000   616,000   660,000   748,000   836,000   924,000   1,012,000   1,100,000

     DEATH BENEFIT. A pre-retirement death benefit equal to three times the highest annual cash compensation achieved by a participant during his or her employment with the Company is paid to the beneficiaries of a participant who dies prior to the commencement of benefits under the Supplemental Plan. The benefit is paid to the participant's designated beneficiary in a single lump sum or, at the request of the beneficiary and with the consent of the administrative committee, the benefit may be paid in another form providing the actuarial equivalent of the lump-sum payment. Any death benefit payable to Dr. Harman's designated beneficiary will be paid in five equal annual installments, providing the actuarial equivalent of the lump-sum payment otherwise due.

SEVERANCE AND EMPLOYMENT AGREEMENTS

     The Company entered into Severance Agreements ("Severance Agreements"), containing substantially identical terms and conditions, with each of Dr. Harman and Messrs. Girod, Stapleton and Meredith as of June 20, 2000. The Severance Agreements provide that if, within the two years following a change in control of the Company, the executive officer is terminated without cause or under certain circumstances terminates his own employment, then he is entitled to receive a severance payment equal to three times the sum of his highest annual base salary (during any period prior to his termination) and his highest incentive pay (during the three fiscal years preceding the change in control). The Severance Agreements also provide that the Company will pay the executive officer an additional amount for excise taxes, subject to a limitation based on the overall cost of the Severance Agreements, including any additional payment for excise taxes. Unless the executive officer or the Company notifies the other by September 30 that it does not wish the agreement to be extended, each Severance Agreement is automatically extended on the following January 1 for an additional year.

     Mr. Palin serves as Vice President -- Controller of the Company pursuant to an employment agreement dated April 4, 2001 that provides for an annual base salary of L185,000 as well as rights under the Company's stock option plans and U.K. health and life insurance plans. In August 2001, his base salary was increased to L200,000. Under the employment agreement, either the Company or Mr. Palin may terminate his employment upon 12-months prior notice, provided that neither the Company nor Mr. Palin may give a termination notice prior to June 30, 2003.

OPTION REPURCHASES

     In 1998, the Board of Directors made special stock option awards to Messrs. Girod, Stapleton and Meredith. Under the awards and after adjustment for the Stock Split, Mr. Girod received options to purchase 240,000 shares of Common Stock, Mr. Stapleton received options to purchase 200,000 shares of Common Stock and Mr. Meredith received options to purchase 160,000 shares of Common Stock. The exercise price of the options was $19.875 per share, the market price of the shares of Common Stock at the time of the option award, adjusted for the Stock Split. The options were to become exercisable only upon the achievement of certain performance targets defined by reference to the 30-day average closing price of the shares of Common Stock. Adjusted for the Stock Split, one-third of the options would become exercisable when each of three target prices were achieved: $27.50 per share, $32.50 per share and $37.50 per share. The target prices represented a premium of 38.4%, 63.5% and 88.7% over the split adjusted market price of the shares of Common Stock on the grant date. The Company's stock price exceeded the prescribed levels and as a result the options became fully exercisable. The Company recorded $8.6 million in fiscal year 2001 and $2.0 million in fiscal year 2000 in compensation expense as these options became exercisable.

     On September 10, 2001, the Board approved payment for the repurchase of the 600,000 options at $18.125 per option. The price represented the difference between $38.00 and the $19.875 exercise price of the options. The closing price of the shares of Common Stock on September 10, 2001 was $39.61. As a result of the option repurchases, the Company paid Mr. Girod $4,350,000, Mr. Stapleton $3,625,000 and Mr. Meredith $2,900,000.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee is currently composed of four directors who are not officers or employees of the Company or its subsidiaries. All members of the Audit Committee are "independent" as that term is defined by the New York Stock Exchange's listing standards as currently in effect. The Company's Board of Directors has approved a written Audit Committee Charter, a copy of which is available from the Secretary of the Company upon request.

     The Audit Committee reviewed the audited financial statements appearing in the Company's Annual Report on Form 10-K for fiscal year 2002, and discussed these financial statements with the Company's management and KPMG LLP, the Company's independent auditors. The Audit Committee also discussed with the Company's independent auditors those matters required to be discussed under SAS No. 61 (Codification of Statements and Auditing Standards) and SAS No. 90 (Communication with Audit Committees).

     The Audit Committee has also received and reviewed the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with KPMG LLP their independence.

     Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal year 2002, filed with the Commission.

     This report is submitted by the members of the Audit Committee.

                                          Shirley Mount Hufstedler
                                          Ann McLaughlin Korologos
                                          Edward H. Meyer
                                          Stanley A. Weiss

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows, as of August 1, 2002, the beneficial ownership of the Company's Common Stock for (a) all stockholders known by the Company to beneficially own more than 5% of the Common Stock, (b) each of the current directors, (c) the Company's Chief Executive Officer and the four other most highly paid executive officers of the Company, and (d) all of the Company's directors and executive officers as a group. Some of the information in the table is based upon information contained in filings made by the beneficial owner with the Commission.

                                                   AMOUNT AND NATURE OF
                     NAME                         BENEFICIAL OWNERSHIP(1)   PERCENTAGE(2)
                     ----                         -----------------------   -------------
T. Rowe Price Associates, Inc..................          3,019,400(3)            9.3%
Sidney Harman..................................          2,567,692(4)            7.6%
FMR Corp.......................................          1,888,100(5)            5.8%
Reich & Tang Asset Management LLC..............          1,842,000(6)            5.7%
Bernard A. Girod...............................            373,323(7)            1.1%
Gregory P. Stapleton...........................            341,094(8)            1.0%
Frank Meredith.................................            176,096(9)            *
Edward H. Meyer................................             93,004               *
Shirley M. Hufstedler..........................             59,831               *
William S. Palin...............................             40,150               *
Ann McLaughlin Korologos.......................             26,610               *
Stanley A. Weiss...............................             22,900               *
All directors and executive officers as a group
  (12 persons).................................          3,769,692(10)          11.0%

---------------
  *  Less than 1%

 (1) As required by the rules of the Commission, the table includes shares of Common Stock that may be acquired pursuant to stock options exercisable within 60 days from August 1, 2002 as follows: Dr. Harman (1,112,500 shares), Mr. Girod (265,582 shares), Mr. Stapleton (271,906 shares), Mr. Meredith (134,768 shares), Mr. Meyer (45,726 shares), Ms. Hufstedler (49,926 shares), Mr. Palin (38,300 shares) Ms. Korologos (26,400 shares), Mr. Weiss (12,000 shares) and all directors and executive officers as a group (2,012,573 shares).

 (2) Based on 32,475,090 shares of Common Stock outstanding as of August 1,
     2002.

 (3) Information with respect to T. Rowe Price Associates, Inc. ("Price Associates") is based solely on the Schedule 13G/A filed with the Commission on February 5, 2002 by Price Associates. Price Associates has sole dispositive power with respect to 3,019,400 shares and sole voting power with respect to 682,700 shares. Price Associates expressly disclaims that it is the beneficial owner of such securities. The address of Price Associates is 100 East Pratt Street, Baltimore, Maryland 21202.

 (4) Includes 910,028 shares held in a trust for which Dr. Harman has sole dispositive and sole voting power; 122,994 shares held in two irrevocable trusts for various family members for which Dr. Harman has sole voting power but shared dispositive power; 200,000 shares held by the Sidney Harman Charitable Remainder Trust for which Dr. Harman acts as co-trustee and for which he has shared dispositive power and shared voting power; 173,870 shares held by family members for which Dr. Harman has sole voting power pursuant to revocable proxies and for which Dr. Harman disclaims beneficial ownership; and 1,112,500 shares that may be acquired pursuant to stock options exercisable within 60 days from August 1, 2002. Dr. Harman's address is c/o Harman International Industries, Incorporated, 1101 Pennsylvania Avenue, N.W., Suite 1010,
     Washington, D.C. 20004.

 (5) Information with respect to FMR Corp. is based solely on the Schedule 13G/A filed with the Commission on June 10, 2002 by FMR Corp. FMR Corp. has sole dispositive power with respect to 1,888,100 shares. Edward C. Johnson 3d, Chairman of FMR Corp. and his wife Abigail P. Johnson, a director of FMR Corp. are also deemed to be the beneficial owners of the 1,888,100 shares of Common Stock beneficially owned by FMR Corp. by virtue of their positions with and ownership of FMR Corp. The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

 (6) Information with respect to Reich & Tang Asset Management LLC ("Reich & Tang") is based solely on the Schedule 13G/A filed with the Commission on February 15, 2002 by Reich & Tang. Reich & Tang has shared voting power and shared dispositive power with respect to 1,842,000 shares. The address of Reich & Tang is 600 Fifth Avenue, New York, New York 10020.

 (7) Includes 3,951 shares held by Mr. Girod in the Company's Retirement Savings Plan.

 (8) Includes 13,014 shares held by Mr. Stapleton in the Retirement Savings
     Plan.

 (9) Includes 8,703 shares held by Mr. Meredith in the Retirement Savings Plan.

(10) Includes 26,178 shares held by all directors and executive officers as a group in the Retirement Savings Plan.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Commission. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's directors and executive officers, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers were complied with during fiscal year 2002.

                         STOCK PRICE PERFORMANCE GRAPH

     The following graph compares cumulative total returns (assuming reinvestment of dividends) on the Common Stock, the S&P Composite-500 Stock Index and a peer company index (based on the Company's Standard Industrial Code) for the five-year period ending June 30, 2002. This stock price performance graph assumes that the value of the investment in the Common Stock and each index was $100 on July 1, 1997. The stock price performance shown on the graph below is not necessarily indicative of future performance of the Common Stock.

                                                  HARMAN INTERNATIONAL            S&P 500 INDEX                PEER GROUP
                                                  --------------------            -------------                ----------
Jun97                                                    100.00                      100.00                      100.00
Jun98                                                     91.79                      130.16                       94.54
Jun99                                                    105.44                      159.78                      119.30
Jun00                                                    146.87                      171.37                      206.97
Jun01                                                    183.95                      145.95                      145.99
Jun02                                                    238.37                      119.70                      115.54

     The peer company index was derived using the following peer companies:
Boston Acoustics, Inc., Carver Corp., Emerson Radio, Koss Corp., Pioneer Corporation (ADRs), Polk Audio, Incorporated (through June 1998 only), Sensory Science Corporation, Sony Corp. (American shares) and Zenith Electronics Corp.

                              INDEPENDENT AUDITOR

     SELECTION. KPMG LLP served as the Company's independent auditor for fiscal year 2002 and has been selected by the Board to serve as the Company's independent auditor for fiscal year 2003. Representatives of KPMG LLP will attend the Meeting, will have an opportunity to make a statement and will be available to respond to questions.

     AUDIT FEES. Fees related to the fiscal year 2002 audit of the Company's annual financial statements and review of those financial statements included in the Company's quarterly reports on Form 10-Q totaled $1,256,161, all of which had been billed as of August 15, 2002.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. The Company did not engage KPMG LLP to provide advice to the Company regarding financial information systems design and implementation during fiscal year 2002.

     ALL OTHER FEES. Fees billed to the Company by KPMG LLP for all other non-audit services performed for the Company during fiscal year 2002, including tax related services, totaled $693,486 as of August 15, 2002. The Audit Committee considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining KPMG LLP's independence with respect to the Company.

                 STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

     In order to be included in the Company's proxy materials for the 2003 Annual Meeting of the Stockholders, a stockholder proposal must be received in writing by the Company at 1101 Pennsylvania Avenue, N.W., Suite 1010, Washington, D.C. 20004 by May 30, 2003, and otherwise comply with all requirements of the Commission for stockholder proposals. In addition, the Company's By-Laws provide that any stockholder who desires to bring a proposal before an annual meeting must give timely written notice of the proposal to the Company's Secretary. To be timely, the notice must be delivered to the above address not less than 60 days before the first anniversary of the date on which the Company first mailed its proxy materials for the immediately preceding annual meeting. Stockholder proposals for the 2003 Annual Meeting must be received not later than July 29, 2003. However, the Company's By-Laws also provide that if an annual meeting is not publicly announced at least 75 calendar days prior to the date of the annual meeting, then stockholder proposals for that annual meeting must be received by the close of business on the tenth calendar day following the day on which the date of the annual meeting is announced. The notice must also describe the stockholder proposal in reasonable detail and provide certain other information required by the By-Laws. A copy of the By-Laws is available upon request from the Company's Secretary.

                                 OTHER MATTERS

     The Board does not intend to present, and knows of no others who intend to present, any matter of business at the Meeting other than those matters set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote the proxy in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ Bernard A. Girod
                                          Bernard A. Girod
                                          Vice Chairman and
                                          Chief Executive Officer
Washington, D.C.
September 27, 2002

     THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR FISCAL YEAR 2002, AS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE TO EACH STOCKHOLDER UPON WRITTEN REQUEST TO SANDRA B. ROBINSON, VICE PRESIDENT -- FINANCIAL OPERATIONS, HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED, 1101 PENNSYLVANIA AVENUE, N.W., SUITE 1010, WASHINGTON, D.C. 20004.

                                                                       EXHIBIT A

                 HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

                     2002 KEY EXECUTIVE OFFICERS BONUS PLAN

     1. PURPOSE. The purpose of the 2002 Key Executive Officers Bonus Plan (this "Plan") is to attract and retain key executives for Harman International Industries, Incorporated, a Delaware corporation (the "Company"), and its Subsidiaries and to provide such persons with incentives for superior performance. Award Amounts payable under this Plan are intended to constitute qualified "performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and Section 1.162-27 of the Treasury Regulations promulgated thereunder (and any successor provision to either), and this Plan shall be construed consistently with such intention.

     2.  DEFINITIONS. As used in this Plan,

        "Award Amount" means, for each Eligible Executive, the maximum cash award payable pursuant to Section 5 of this Plan.

        "Board" means the Board of Directors of the Company.

        "Change in Control" means the occurrence of any of the following events:

        (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the then outstanding Voting Stock of the Company; provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any issuance of Voting Stock of the Company directly from the Company that is approved by the Incumbent Board (as defined below),
            (ii) any acquisition by the Company or a Subsidiary of Voting Stock of the Company, (iii) any acquisition of Voting Stock of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (iv) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Combination (as defined below) that complies with clauses (i), (ii) and (iii) of subsection (c) below;

        (b) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director after the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

        (c) consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company, or other transaction (each, a "Business Combination"), unless, in each case, immediately following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries), (ii) no Person (other than the Company, such entity resulting from such Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination, and (iii) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

        (d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (i), (ii) and (iii) of subsection (c) above.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Committee" means the Compensation and Option Committee of the Board or any other committee appointed by the Board to administer this Plan; provided, however, that in any event the Committee shall be comprised of not less than two directors of the Company, each of whom shall qualify as an "outside director" for purposes of Section 162(m) of the Code and Section 1.162-27(e)(3) of the Regulations or any successor provision to either.

        "Eligible Executive" means the Company's Executive Chairman, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and any other executive officer of the Company that the Committee designates as an Eligible Executive under this Plan.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

        "Regulations" mean the Treasury Regulations promulgated under the Code, as amended from time to time.

        "Return on Shareholder Equity Goal" means the targeted return on shareholder equity goal for the year determined by the Committee pursuant to
Section 5 of this Plan.

        "Subsidiary" means a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest.

        "Voting Stock" means securities entitled to vote generally in the election of directors.

     3. ADMINISTRATION OF THIS PLAN. This Plan shall be administered by the Committee, which shall have full power and authority to construe, interpret and administer this Plan.

     4. ELIGIBILITY. Eligibility under this Plan is limited to Eligible Executives.

     5.  AWARDS.

        (a) No later than September 28 of each fiscal year, the Committee shall meet in order to establish (i) the Return on Shareholder Equity Goal for the fiscal year and (ii) the Award Amount payable to each Eligible Executive if the Return on Shareholder Equity Goal for the fiscal year is met. "Return on shareholder equity" shall mean net income for the fiscal year determined in accordance with generally accepted accounting principles as reported in the Company's annual report divided by the average shareholder equity for such year. "Average shareholder equity" shall mean the sum of the shareholder equity at the beginning of the year and the shareholder equity at the end of the year, with such sum divided by two. At the beginning of each fiscal year, the Committee shall express whether the Return on Shareholder Equity Goal for such year shall be applied before or after the application of "extraordinary items" (as determined in accordance with generally accepted accounting principles).

        (b) After the end of each fiscal year, the Committee shall meet to determine and certify whether the Return on Shareholder Equity Goal for the fiscal year has been met. In the event that the goal has been met, the Committee shall establish the Award Amount for each Eligible Executive for the fiscal year, exercising discretion only to reduce the amount of the maximum cash award if in its judgment such a reduction is appropriate.

        (c) Notwithstanding any other provision of this Plan to the contrary, in no event shall the Award Amount paid to an Eligible Executive under this Plan for a fiscal year exceed $2,000,000.

     6. COMMITTEE CERTIFICATION. As soon as reasonably practicable after the end of each fiscal year of the Company, the Committee shall determine whether the Return on Shareholder Equity Goal has been achieved and the amount of the Award Amount to be paid to each Eligible Executive for such fiscal year and shall certify such determinations in writing.

     7. PAYMENT OF AWARD AMOUNTS. Subject to a valid election made by an Eligible Executive with respect to the deferral of all or a portion of his or her Award Amount, Award Amounts shall be paid within 30 days after written certification pursuant to Section 6 of this Plan.

     8. CHANGE IN CONTROL. In the event of a Change in Control, each Eligible Executive shall be entitled to the Award Amount for the year (without proration or any other reduction), provided that the Eligible Executive is (a) employed by the Company at the time of the Change in Control or (b) if the Eligible Executive has been terminated or removed from his or her office or position with the Company, such action occurred (i) not more than 180 days prior to the date on which a Change in Control occurs, and (ii) following the commencement of any discussion with a third person that ultimately results in a Change in Control. Any payment under this Section 8 shall be made no later than 30 days after the effective date of the Change in Control and shall constitute payment in full of all obligations of the Company under this Plan for such year.

     9. NO RIGHT TO BONUS OR CONTINUED EMPLOYMENT. Neither the establishment of this Plan, the provision for or payment of any amounts hereunder nor any action of the Company, the Board or the Committee with respect to this Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Award Amount or any other benefit under this Plan or (b) any legal right to continue to serve as an officer or employee of the Company or any Subsidiary of the Company.

     10. WITHHOLDING. The Company shall have the right to withhold, or require an Eligible Executive to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Award Amount.

     11. NONTRANSFERABILITY. Except as expressly provided by the Committee, the rights and benefits under this Plan shall not be transferable or assignable other than by will or the laws of descent and distribution.

     12. EFFECTIVE DATE. Subject to approval by the stockholders of the Company, this Plan shall become effective as of July 1, 2002, and shall remain effective until the fifth anniversary of the date of such approval, subject to any further stockholder approvals (or reapprovals) mandated for performance-based compensation under Section 162(m) of the Code and the Regulations (or any successor provision to either), and subject to the right of the Board to terminate this Plan, on a prospective basis only, at any time. All awards under this Plan shall be null and void if this Plan is not approved by the stockholders of the Company.

                                                                       EXHIBIT B

                 HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

                      2002 STOCK OPTION AND INCENTIVE PLAN

     1. PURPOSE. The purpose of the 2002 Stock Option and Incentive Plan (this "Plan") is to attract and retain officers, key employees, and Non-Officer Directors for Harman International Industries, Incorporated, a Delaware corporation (the "Company") and its Subsidiaries and to provide to such persons incentives and rewards for superior performance. If this Plan is approved by the Company's stockholders, it will replace the Company's 1992 Incentive Plan.

     2.  DEFINITIONS. As used in this Plan,

        "Applicable Exchange Rules" shall have the meaning set forth in Section 17(a) of this Plan.

        "Appreciation Right" means a Tandem Appreciation Right or Free-Standing Appreciation Right granted pursuant to Section 5 of this Plan.

        "Base Price" means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right.

        "Board" means the Board of Directors of the Company.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Committee" means the committee of the Board referred to in Section 16 of this Plan.

        "Common Stock" means the shares of Common Stock, par value $0.01 per share, of the Company or any security into which such shares of Common Stock may be changed by reason of any transaction or event of the type referred to in
Section 10 of this Plan.

        "Company" has the meaning set forth in Section 1 of this Plan.

        "Covered Employee" means an Eligible Participant who is, or is determined by the Committee to be likely to become, a "covered employee" within the meaning of Section 162(m) of the Code (or any successor provision).

        "Date of Grant" means the date specified by the Committee on which a grant of Option Rights, Appreciation Rights or Performance Units or a grant or sale of Restricted Shares shall become effective.

        "Director" means a member of the Board.

        "Eligible Participant" means a person who is selected by the Committee to receive benefits under this Plan and (a) who is at the time an officer, director or key employee of the Company or any one or more of its Subsidiaries, or (b) who has agreed to commence serving in any of such capacities within 90 days of the Date of Grant; provided, however, that a Non-Officer Director shall only be eligible to receive awards under Section 8 of this Plan.

        "Evidence of Award" means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee which sets forth the terms and conditions of the Option Rights, Appreciation Rights, Performance Units or Restricted Shares. An Evidence of Award may be in an electronic medium, may be limited to a notation on the books and records of the Company and, with the approval of the Committee, need not be signed by a representative of the Company or an Eligible Participant.

        "Free-Standing Appreciation Right" means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right.

        "Incentive Stock Options" means Option Rights that are intended to qualify as "incentive stock options" under Section 422 of the Code or any successor provision.

        "Less-Than-80% Subsidiary" means a Subsidiary with respect to which the Company, directly or indirectly, owns or controls less than 80% of the total combined Voting Power represented by all classes of stock issued by such Subsidiary.

        "Management Objectives" means the measurable performance objective or objectives established pursuant to this Plan for Eligible Participants who have received grants of Performance Units or, when so determined by the Board, Option Rights, Appreciation Rights, Restricted Shares, dividend credits or other awards pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Eligible Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Eligible Participant is employed. The Management Objectives may be made relative to the performance of other corporations. The Management Objectives applicable to any award to a Covered Employee that is intended to comply with Section 162(m) of the Code shall be based on specified levels of or growth in one or more of the following criteria:

        (a) cash flow/net assets ratio;

        (b) return on total capital or assets;

        (c) Return on Consolidated Equity;

        (d) earnings or earnings per share;

        (e) revenue;

        (f) cash flow; and/or

        (g) stock price or total return to stockholders.

        If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Committee shall not make any modification of the Management Objectives or minimum acceptable level of achievement.

        "Market Value per Share" means, as of any particular date, (a) the closing sale price per share of Common Stock, regular way, as reported on the New York Stock Exchange Composite Tape or, if the shares of Common Stock are no longer traded on the New York Stock Exchange, on the principal exchange on which the shares of Common Stock are then traded, or, if the Common Stock is not then traded on an exchange, the last sale price as reported on the Nasdaq National Market System or other division of the Nasdaq on which the shares of Common Stock are then quoted, on the relevant date (or, if no trades are reported on that date, on the next preceding date on which a sale occurred), or (b) if clause (a) does not apply, the fair market value of the shares of Common Stock as determined in good faith by the Committee.

        "Non-Officer Director" means a Director who is not an officer or employee of the Company or any Subsidiary.

        "Optionee" means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

        "Option Price" means the purchase price payable on exercise of an Option Right.

        "Option Right" means the right to purchase shares of Common Stock upon exercise of an option granted pursuant to Section 4 of this Plan.

        "Performance Period" means, in respect of a Performance Unit, a period of time established pursuant to Section 7 of this Plan within which the Management Objectives relating to such Performance Unit must be achieved.

        "Performance Unit" means a bookkeeping entry that records a unit equivalent to $100.00 awarded pursuant to Section 7 of this Plan.

        "Plan" has the meaning set forth in Section 1 of this Plan.

        "Restricted Shares" means shares of Common Stock granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such Section 6 has expired.

        "Return on Consolidated Equity" means a fraction (expressed as a percentage), the numerator of which is the net income of the Company as set forth in the Company's audited consolidated financial statements and the denominator of which is the Company's average stockholders' equity for the fiscal year, as determined by adding the average stockholders' equity for each quarter of the fiscal year, divided by four.

        "Spread" means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over (i) the Option Price provided for in the related Option Right (for Options Rights or Tandem Appreciation Rights) or (ii) the Base Price (for Free-Standing Appreciation Rights).

        "Subsidiary" means a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest; provided, however, for purposes of determining whether any person may be an Eligible Participant for purposes of any grant of Incentive Stock Options, "Subsidiary" means any corporation in which the Company owns or controls, directly or indirectly, more than 50% of the total combined Voting Power represented by all classes of stock issued by such corporation.

        "Tandem Appreciation Right" means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right.

        "Voting Power" means with respect to any Subsidiary, the total votes relating to the then-outstanding securities entitled to vote generally in the election of its board of directors (or other managing body).

     3.  SHARES AVAILABLE UNDER THIS PLAN.

        (a) Subject to adjustment as provided in Section 10 of this Plan, the number of shares of Common Stock that may be issued or transferred (i) upon the exercise of Option Rights or

Appreciation Rights, (ii) as Restricted Shares and released from substantial risks of forfeiture thereof, (iii) in payment of Performance Units that have been earned, (iv) as awards to Non-Officer Directors or (v) in payment of dividend equivalents paid with respect to awards made under this Plan, shall not exceed in the aggregate 3,000,000 shares of Common Stock. Such shares of Common Stock may be shares of original issuance or treasury shares or a combination of the foregoing.

        (b) Shares of Common Stock relating to awards that expire, are forfeited, surrendered or relinquished, whether upon exercise or otherwise, shall not be available for reissuance under this Plan.

        (c) Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 10 of this Plan, (i) the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options shall not exceed 3,000,000 shares of Common Stock; (ii) no Eligible Participant shall be granted Option Rights and Appreciation Rights, in the aggregate, for more than 300,000 shares of Common Stock during any calendar year; (iii) non-option awards denominated in shares of Common Stock (including, without limitation, awards of Restricted Shares) shall not exceed 300,000 shares of Common Stock, in the aggregate; and (iv) no Eligible Participant shall be granted during any calendar year non-option awards denominated in shares of Common Stock (including, without limitation, awards of Restricted Shares) representing more than 25,000 shares of Common Stock, in the aggregate.

        (d) Notwithstanding any other provision of this Plan to the contrary, in no event shall any Eligible Participant in any calendar year receive an award of Performance Units having an aggregate maximum value as of their respective Dates of Grant in excess of $2,000,000.

     4. OPTION RIGHTS. The Committee may authorize the grant of options to purchase shares of Common Stock to Eligible Participants. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements contained in the following provisions:

        (a) Each grant shall specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.

        (b) Each grant shall specify an Option Price of not less than the Market Value per Share on the Date of Grant.

        (c) Each grant shall specify whether the Option Price shall be payable
(i) in cash or by check acceptable to the Company, (ii) by the actual or constructive transfer to the Company of shares of unrestricted Common Stock owned by the Optionee for a period of time acceptable to the Committee, having a value at the time of exercise equal to the total Option Price, (iii) any other legal consideration that the Committee may deem appropriate, including without limitation any form of consideration authorized under Section 4(d) of this Plan, on such basis as the Committee may determine in accordance with this Plan, and, unless otherwise determined by the Committee pursuant to Section 4(d) of this Plan, or (iv) by a combination of such methods of payment.

        (d) The Committee may determine, at or after the Date of Grant, that payment of the Option Price of any Option Right (other than an Incentive Stock Option) may also be made in whole or in part in the form of Restricted Shares or other shares of Common Stock that are forfeitable or subject to restrictions on transfer (based on the Market Value per Share on the date of exercise), other Option Rights (based on the Spread on the date of exercise) or

Performance Units. Unless otherwise determined by the Committee at or after the Date of Grant, whenever any Option Price is paid in whole or in part by means of any of the forms of consideration specified in this Section 4(d), the shares of Common Stock received upon the exercise of the Option Rights shall be subject to such risks of forfeiture or restrictions on transfer as may correspond to any that apply to the consideration surrendered, but only to the extent, determined with respect to the consideration surrendered, of (i) the same number of shares of Common Stock received by the Optionee as applied to the forfeitable or Restricted Shares surrendered by the Optionee, (ii) the Spread of any unexercisable portion of Option Rights, or (iii) the stated value of Performance Units.

        (e) Unless otherwise determined by the Committee, each grant of Option Rights shall specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable and may provide for the earlier exercise of such Option Rights upon the occurrence of a change of control of the Company or other similar transaction or event specified in an Evidence of Award.

        (f) Subject to the limitations set forth in Section 3 of this Plan, successive grants of Option Rights may be made to the same Eligible Participant whether or not any Option Rights previously granted to such Eligible Participant remain unexercised.

        (g) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

        (h) Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing.

        (i) The Committee may, at or after the Date of Grant of any Option Rights (other than Incentive Stock Options), provide for the payment of dividend equivalents to the Optionee on either a current or, deferred or contingent basis or may provide that such equivalents shall be credited against the Option Price.

        (j) The exercise of an Option Right shall result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under
Section 5 of this Plan.

        (k) No Option Right shall be exercisable more than 10 years from the Date of Grant.

        (l) Each grant of Option Rights shall be evidenced by an Evidence of Award, which shall contain such terms and provisions, not inconsistent with this Plan, as the Committee may approve.

     5.  APPRECIATION RIGHTS.

        (a) The Committee may authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and
(ii) to any Eligible Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right shall be a right of the Optionee, exercisable by his or her surrender of the related Option Right, to receive from the Company an amount determined by the Committee, which shall be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right shall be a right of the Eligible Participant to receive from the Company an amount determined by the Committee, which shall be expressed as a percentage of the Spread (not exceeding 100%) at the time of exercise.

        (b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

                (i) Any grant of Appreciation Rights may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in shares of Common Stock or in any combination thereof and may either grant to the Eligible Participant or retain in the Committee the right to elect among those alternatives; provided, however, that if the right to elect among those alternatives is granted to the Optionee, the Committee shall have the sole discretion to approve or disapprove the Optionee's election to receive cash in full or partial settlement of an Appreciation Right, which consent or approval may be given at any time after the election to which it relates.

                (ii) Any grant of Appreciation Rights may specify that the amount payable on exercise of an Appreciation Right (valuing shares of Common Stock for this purpose at their Market Value per Share on the date of exercise) may not exceed a maximum amount specified by the Committee on the Date of Grant.

                (iii) Any grant of Appreciation Rights may specify waiting periods before exercise and permissible exercise dates or periods.

                (iv) Any grant of Appreciation Rights may provide that an Appreciation Right may be exercised upon the occurrence of, or only exercised in the event of, a change of control of the Company or other similar transaction or event specified in an Evidence of Award.

                (v) Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

                (vi) Any grant of Appreciation Rights may provide for the payment to the Eligible Participant of dividend equivalents thereon in cash or shares of Common Stock on a current, deferred or contingent basis.

                (vii) Each grant of Appreciation Rights shall be evidenced by an Evidence of Award that shall describe such Appreciation Rights, identify the related Option Rights (in the case of Tandem Appreciation Rights), and which shall contain such terms and provisions, not inconsistent with this Plan, as the Committee may approve.

        (c) Any grant of Tandem Appreciation Rights shall provide that such Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation.

        (d) Any grant of Free-Standing Appreciation Rights may utilize any or all of the following additional authorizations, and shall be subject to the following additional requirements:

                (i) Each grant shall specify in respect of each Free-Standing Appreciation Right a Base Price, which shall be equal to or greater than the Market Value per Share on the Date of Grant.

                (ii) Subject to the limitations set forth in Section 3 of this Plan, successive grants of Free-Standing Appreciation Rights may be made to the same Eligible Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Eligible Participant remain unexercised.

                (iii) No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

     6. RESTRICTED SHARES. The Committee may authorize the grant or sale of Restricted Shares to Eligible Participants. Each such grant or sale may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

        (a) Each such grant or sale of Restricted Shares shall constitute an immediate transfer of the ownership of shares of Common Stock to the Eligible Participant in consideration of the performance of services, entitling such Eligible Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer referred to hereinafter.

        (b) Each such grant or sale of Restricted Shares may be made without additional consideration or in consideration of a payment by such Eligible Participant that is less than Market Value per Share on the Date of Grant.

        (c) Each such grant or sale of Restricted Shares shall provide that the Restricted Shares covered by such grant or sale shall be subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant, provided that such period shall be at least three years. Notwithstanding the foregoing restriction, any grant or sale of Restricted Shares may provide for the earlier lapse of substantial risk of forfeiture in the event of a change in control of the Company or other similar transaction or event specified in an Evidence of Award.

        (d) Each such grant or sale of Restricted Shares shall provide that during the period for which a substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Company on the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in favor of the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).

        (e) Any grant or sale of Restricted Shares may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such shares. Each grant or sale may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Shares on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.

        (f) Any grant or sale of Restricted Shares may provide that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which shall be subject to the same restrictions as the underlying award.

        (g) Each grant or sale of Restricted Shares shall be evidenced by an Evidence of Award that shall contain such terms and provisions, not inconsistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, all certificates representing Restricted Shares shall be held in custody by the Company until all restrictions thereon have lapsed, together with a stock power or powers executed by the Eligible Participant in whose name such certificates are registered, endorsed in blank and covering such shares.

     7. PERFORMANCE UNITS. The Committee may authorize the grant of Performance Units to Eligible Participants. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

        (a) Each grant of Performance Units shall specify the number of Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors, provided, however, that no such adjustment shall be made in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

        (b) The Performance Period with respect to each Performance Unit shall be such period of time (not less than three years), commencing with the Date of Grant as shall be determined by the Committee at the time of grant. The Performance Period may be subject to earlier lapse or other modification in the event of a change in control of the Company or other similar transaction or event specified in the Evidence of Award.

        (c) Any grant of Performance Units shall specify Management Objectives that must be achieved as a condition to the payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level of achievement and shall set forth a formula for determining the number of Performance Units that will be earned if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives. The grant of Performance Units shall specify that, before Performance Units shall be earned and paid, the Committee must certify that the Management Objectives have been satisfied.

        (d) Each grant of Performance Units shall specify the time and manner of payment of Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in shares of Common Stock or in any combination thereof and may either grant to the Eligible Participant or retain in the Committee the right to elect among those alternatives.

        (e) Any grant of Performance Units may specify that the amount payable or the number of shares of Common Stock issued with respect thereto or any combination thereof may not exceed a maximum amount or number, as applicable, specified by the Committee on the Date of Grant.

        (f) Each grant of Performance Units shall be evidenced by an Evidence of Award containing such terms and provisions, not inconsistent with this Plan, as the Committee may approve.

     8. AUTOMATIC GRANTS OF NONQUALIFIED STOCK OPTIONS TO NON-OFFICER DIRECTORS. Non-Officer Directors may only receive grants or awards under this Plan pursuant to the terms of this Section 8. If this Plan is approved by the requisite vote of the stockholders of the Company, Option Rights shall be automatically granted to Non-Officer Directors as follows:

        (a) Each person who first becomes a Non-Officer Director after the effective date of this Plan will be granted an Option Right to purchase 3,000 shares of Common Stock on the date such person first becomes a Non-Officer Director.

        (b) Beginning with the 2003 annual meeting of the Company's stockholders, each person serving as a Non-Officer Director shall be granted an Option Right to purchase 3,000 shares of Common Stock immediately after each annual meeting of the Company's stockholders.

        (c) Beginning with the 2003 annual meeting of the Company's stockholders each person serving as a Non-Officer Director during the preceding fiscal year shall be automatically granted Option Rights at each annual meeting of the Company's stockholders based on the Company's Return on Consolidated Equity for its most recently completed fiscal year as follows: either (i) for a Return on Consolidated Equity of at least nine percent but less than 13%, each Non-Officer Director shall receive an Option Right to purchase 750 shares of Common Stock; or (ii) for a Return on Consolidated Equity of 13% or more, each Non-Officer Director shall receive an Option Right to purchase 1,500 shares of Common Stock.

        (d) Each grant of Option Rights under this Section 8 shall be subject to the following additional requirements:

                (i) The Option Price per share for which each such Option Right is exercisable shall be not less than 100% of the Market Value per Share on the Date of Grant.

                (ii) Each such Option Right shall become exercisable to the extent of one-fifth of the number of shares of Common Stock covered thereby one year after the Date of Grant and to the extent of an additional one-fifth of such shares of Common Stock after each of the next four successive years thereafter so long as the holder of the Option Right has served continuously as a Director. Such Option Rights shall become exercisable in full immediately in the event of a change in control of the Company or other similar transaction or event specified in the Evidence of Award. Each such Option Right granted under this Plan shall expire 10 years from the Date of Grant and shall be subject to earlier termination as hereinafter provided.

                (iii) In the event of the termination of service on the Board by the holder of any such Option Rights, other than by reason of disability or death as set forth in subparagraph (iv) hereof, the then outstanding Option Rights of such holder may be exercised only to the extent that they were exercisable on the date of such termination and shall expire 90 days after such termination, or on their stated expiration date, whichever occurs first.

                (iv) In the event of the death or disability of the holder of any such Option Rights, each of the then outstanding Option Rights of such holder shall be exercisable in full and may be exercised at any time within one year after such death or disability, but in no event after the expiration date of the term of such Option Rights.

                (v) If a Non-Officer Director subsequently becomes an officer or employee of the Company or a Subsidiary while remaining a Director, any Option Rights then held under this Plan by such individual shall not be affected thereby.

                (vi) Option Rights may be exercised by a Non-Officer Director upon payment to the Company in full of the Option Price in accordance with
     Section 4(c) of this Plan.

                (vii) Successive grants of Option Rights may be made to a Non-Officer Director whether or not Option Rights previously granted to such Non-Officer Director remain outstanding.

                (viii) Each grant of Option Rights under this Section 8 shall be evidenced by an Evidence of Award containing the foregoing terms and conditions and such other terms and conditions, not inconsistent with this Plan, as the Committee may approve.

     9.  TRANSFERABILITY.

        (a) Except as otherwise determined by the Committee, no Option Right, Appreciation Right or other derivative security granted under this Plan shall be transferable by an Eligible Participant other than by will or the laws of descent and distribution. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights shall be exercisable during the Optionee's lifetime only by him or her or by his or her guardian or legal representative.

        (b) The Committee may specify on the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, or upon payment under any grant of Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in
Section 6 of this Plan, shall be subject to further restrictions on transfer.

     10. ADJUSTMENTS. The Committee may make or provide for such adjustments in the numbers of shares of Common Stock covered by any outstanding Option Rights or Appreciation Rights, in the Option Price and Base Price provided in outstanding Appreciation Rights, and in the kind of shares of Common Stock covered thereby, as the Committee, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Eligible Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares of Common Stock, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Committee may also make or provide for such adjustments in the numbers and kind of shares of Common Stock specified in
Section 3 of this Plan, and numbers of Option Rights issuable pursuant to
Section 8 of this Plan, as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 10, provided, however, that any such adjustment to the number specified in Section 3(c)(i) of this Plan shall be made only if and to the extent that such adjustment would not cause any option intended to qualify as an Incentive Stock Option to fail so to qualify.

     11. GOVERNING LAW. This Plan and all awards granted and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

     12. FRACTIONAL SHARES. The Company shall not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

     13. WITHHOLDING TAXES. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by an Eligible Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Eligible Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. Eligible Participants shall also make such arrangements as the Company may require for the payment of any withholding tax obligations that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of Option Rights. In no event, however, shall the Company accept shares of Common Stock for payment of taxes in excess of required tax withholding rates, except that, in the discretion of the Committee, an Eligible Participant may surrender shares of Common Stock that have been owned by such Eligible Participant for a period of time acceptable to the Committee to satisfy any tax obligations resulting from any such transaction.

     14. PARTICIPATION BY EMPLOYEES OF A LESS-THAN-80% SUBSIDIARY. As a condition to the effectiveness of any grant or award to be made hereunder to an Eligible Participant who is an employee of a Less-Than-80% Subsidiary, regardless whether such Eligible Participant is also employed by the Company or another Subsidiary, the Committee may require the Less-Than-80% Subsidiary to agree to transfer to the Eligible Participant (as, if and when provided for under this Plan and any applicable agreement entered into between the Eligible Participant and the Less-Than-80% Subsidiary pursuant to this Plan) the shares of Common Stock that would otherwise be delivered by the Company upon receipt by the Less-Than-80% Subsidiary of any consideration then otherwise payable by the Eligible Participant to the Company. Any such award may be evidenced by an Evidence of Award between the Eligible Participant and the Less-Than-80% Subsidiary, in lieu of the Company, on terms not inconsistent with this Plan and approved by the Committee and the Less-Than-80% Subsidiary. All shares of Common Stock so delivered by or to a Less-Than-80% Subsidiary will be treated as if they had been delivered by or to the Company for purposes of Section 3 of this Plan, and all references to the Company in this Plan shall be deemed to refer to the Less-Than-80% Subsidiary except with respect to the definitions of the Board and the Committee and in other cases where the context otherwise requires.

     15. INTERNATIONAL EMPLOYEES. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Eligible Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of this Plan, as then in effect, unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

     16.  ADMINISTRATION OF THIS PLAN.

     This Plan shall be administered by one or more committees of the Board, as determined by the Board. Each committee shall be deemed a "Committee" hereunder and shall have the authority delegated to it by the Board from time to time. The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award and any determination by the Committee pursuant to any provision of this Plan or of any Evidence of Award shall be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith.

     17.  AMENDMENTS, ETC.

        (a) The Committee may at any time and from time to time amend this Plan in whole or in part; provided, however, that any amendment that must be approved by the stockholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the shares of Common Stock are not traded on the New York Stock Exchange, the principal securities exchange upon which the shares of Common Stock are then traded or quoted (the "Applicable Exchange Rules"), shall not be effective unless and until such approval has been obtained. Presentation of this Plan or any amendment hereof for stockholder approval shall not be construed to limit the Company's authority to offer similar or dissimilar benefits under other plans without stockholder approval to the extent permitted under applicable law or Applicable Exchange Rules. Without limiting the foregoing, the Committee may amend this Plan to eliminate provisions which are no longer necessary as a result of changes in tax or securities law or regulations or in financial accounting principles, or in the interpretation thereof.

        (b) The Evidence of Award evidencing any outstanding award may, with the concurrence of the affected Eligible Participant, be amended by the Committee, provided that the terms and conditions of each Evidence of Award and amendment are not inconsistent with this Plan and that no amendment shall adversely affect the rights of an Eligible Participant with respect to any outstanding award without the Eligible Participant's consent.

        (c) The Committee shall not, without the further approval of the stockholders of the Company, authorize the amendment of any outstanding Option Right to reduce the Option Price or authorize the amendment of any outstanding Appreciation Right to reduce the Base Price. Furthermore, no Option Right or Appreciation Right shall be cancelled by agreement between the Company and Eligible Participant, in the case of Option Rights, and replaced with an award having a lower Option Price without the further approval of the stockholders of the Company.

        (d) The Committee may, in its sole discretion, accelerate the time at which any Option Right or Appreciation Right may be exercised, the time during which any Restricted Shares are subject to a substantial risk of forfeiture or other restrictions on transfer, or the time at which any Performance Units will be deemed to have been fully earned or may waive any other limitation or requirement under any such award. The Committee may not, however, accelerate the time at which any substantial risk of forfeiture or prohibition or restriction on transfer relating to any grant or sale of Restricted Shares will lapse, without further approval of the stockholders of the Company, except that such grant or sale may provide for the earlier termination of such period in the manner provided in Section 6(c) or 6(e) of this Plan.

        (e) The Committee may permit Eligible Participants to elect to defer the issuance of shares of Common Stock or the settlement of awards in cash under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. The Committee may provide that such deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

        (f) The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Eligible Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Eligible Participant.

        (g) In the event an Eligible Participant shall have (i) been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Company or any Subsidiary, (ii) committed intentional wrongful damage to property of the Company or any Subsidiary, or
(iii) committed intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary, and the Committee, in good faith, shall determine that any such act shall have been demonstrably and materially harmful to the Company, then notwithstanding any other provision in this Plan to the contrary, the Committee may terminate any Option Rights or other awards under this Plan granted such Eligible Participant. Any termination of Option Rights or other awards under this Section 17(g) shall be effective at such time as the Committee may determine in its sole discretion, but in any event no earlier than the date the Committee makes the determination contemplated by this Section 17(g).

        (h) This Plan shall not confer upon any Eligible Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Eligible Participant's employment or other service at any time.

        (i) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision shall be null and void with respect to such Option Right. Such provision, however, shall remain in effect for other Option Rights and there shall be no further effect on any provision of this Plan.

     18. EFFECTIVE DATE. This Plan shall be effective immediately; provided, however, that the effectiveness of this Plan is conditioned on its approval by the stockholders of the Company in accordance with applicable law within 12 months after the date this Plan is adopted by the Board. All awards under this Plan shall be null and void if this Plan is not approved by the stockholders within such 12-month period.

     19. TERM. No awards shall be granted under this Plan after November 8, 2012. Any awards previously granted under this Plan and outstanding subsequent to November 8, 2012 shall continue to be governed by the provisions of this Plan.

                  HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
               ANNUAL MEETING OF STOCKHOLDERS -- NOVEMBER 8, 2002

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints each of Frank Meredith and Sandra B. Robinson, with the power to appoint his or her substitute, as Proxy and authorizes each to represent and vote all the shares of Common Stock of Harman International Industries, Incorporated that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on November 8, 2002 and at any adjournment thereof, as specified on the reverse side hereof and in the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated September 27, 2002.

     WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE HEREOF OR, IF NOT SPECIFIED, WILL BE VOTED FOR EACH NOMINEE FOR DIRECTOR SET FORTH IN ITEM 1, FOR APPROVAL OF THE 2002 KEY EXECUTIVE OFFICERS BONUS PLAN SET FORTH IN ITEM 2 AND FOR APPROVAL OF THE 2002 STOCK OPTION AND INCENTIVE PLAN SET FORTH IN ITEM 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)




--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE DIRECTORS SET                          Please mark your
FORTH IN ITEM 1, FOR APPROVAL OF THE 2002 KEY EXECUTIVE OFFICERS BONUS PLAN SET                         votes as indicated  [X]
FORTH IN ITEM 2, AND FOR APPROVAL OF THE 2002 STOCK OPTION AND INCENTIVE PLAN                           in this example.
SET FORTH IN ITEM 3.

1. Election of Sidney Harman and           2. Approval of the 2002 Key Executive Officers   3. Approval of the 2002 Stock Option and
   Shirley Mount Hufstedler as DIRECTORS:     Bonus Plan:                                      Incentive Plan:

   FOR both       WITHHOLD vote               FOR     AGAINST      ABSTAIN                     FOR       AGAINST     ABSTAIN
   nominees     for both nominees             [ ]       [ ]          [ ]                       [ ]         [ ]         [ ]


(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR                                   Please date and sign exactly as the name appears
ANY INDIVIDUAL NOMINEE, STRIKE A LINE                                             to the left and return this proxy in the
THROUGH THAT NOMINEE'S NAME.)                                                     enclosed envelope. Persons signing as executors,
                                                                                  administrators, trustees, etc. should so
                                                                                  indicate. If shares are held jointly, each joint
                                                                                  owner should sign. In the case of a corporation
                                                                                  or partnership, the full name of the
                                                                                  organization should be used and the signature
                                                                                  should be that of a duly authorized officer or
                                                                                  partner.



                                                                                  Dated                                      , 2002
                                                                                       --------------------------------------

                                                                                  -------------------------------------------------
                                                                                                       Signature
                                                                                  -------------------------------------------------
                                                                                               Signature (if held jointly)
-------------------------------------------
PLEASE MARK INSIDE BOXES SO THAT DATA                                             USING BLUE OR BLACK INK, PLEASE MARK, SIGN, AND
PROCESSING EQUIPMENT WILL RECORD YOUR VOTE                                        PROMPTLY RETURN THIS PROXY CARD IN THE ENVELOPE
-------------------------------------------                                       PROVIDED
-----------------------------------------------------------------------------------------------------------------------------------
                                                    - FOLD AND DETACH HERE -

                  HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED


                             YOUR VOTE IS IMPORTANT


                      PLEASE SIGN AND RETURN YOUR PROXY BY
                    TEARING OFF THE TOP PORTION OF THIS SHEET
             AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE